                                                                     Exhibit 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of
Municipal Investment Trust Fund--Multistate Series--319, (California Insured, California Intermediate, New Jersey Insured and Net York Trusts), Defined Asset
Funds:

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-35121 of our opinion dated February 11, 1999 appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading 'Miscellaneous--Auditors' in such Prospectus.

DELOITTE & TOUCHE LLP
New York, N.Y.
February 17, 1999